UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )

                             Trestle Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89530U105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Mrach 7, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

CUSIP No. 89530U105                   13G                    Page __ of___ Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Strategic Turnaround Equity Partners, LP (Cayman) 98-0498777
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|
                                                                Joint Filer
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF       5.    SOLE VOTING POWER

   SHARES               0
                  --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER

  OWNED BY              273,500
                  --------------------------------------------------------------
    EACH          7.    SOLE DISPOSITIVE POWER

  REPORTING             0
                  --------------------------------------------------------------
   PERSON         8.    SHARED DISPOSITIVE POWER

    WITH                273,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      273,500
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.31% (1)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
(1) On the basis of 8,257,214 shares of common stock reported by the company to be issued and outstanding as of September 30, 2006 in the company's latest quarterly Report on Firm 10-Q as filed with the securities and Exchange Commission on November 13, 2006.

CUSIP No. 89530U105                   13G                    Page __ of___ Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce Galloway ("Galloway")
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|
                                                                Joint Filer
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
  NUMBER OF       5.    SOLE VOTING POWER

   SHARES               429,097
                  --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER

  OWNED BY              273,500
                  --------------------------------------------------------------
    EACH          7.    SOLE DISPOSITIVE POWER

  REPORTING             429,097
                  --------------------------------------------------------------
   PERSON         8.    SHARED DISPOSITIVE POWER

    WITH                273,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      702,597 (1)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.5% (2)
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

(1) Reflects (i) 388,097 shares of the Common Stock are owned by Mr. Galloway;
(ii) 36,000 shares of the Common Stock held by Mr. Galloway's children for which Mr. Galloway has the power to vote and dispose; (iii) 5,000 shares of the Common Stock are owned by RexonGalloway Capital Growth ("RexonGalloway"), an investment company in which Mr. Galloway has the power to vote and dispose and (iv) 273,500 shares of Common Stock held by Strategic Turnaround Equity Partners, LP (Cayman)("STEP"). Mr. Galloway is a managing member and the majority equity holder of Galloway Capital Management, LLC, the general partner of STEP. Mr. Galloway disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by STEP (except for (i) indirect interests therein by virtue of being a member of Galloway Capital Management LLC, and (ii) the indirect interests of Mr. Galloway by virtue of being a limited partner of STEP).

(2) On the basis of 8,257,214 shares of common stock reported by the company to be issued and outstanding as of September 30, 2006 in the company's latest quarterly Report on Firm 10-Q as filed with the securities and Exchange Commission on November 13, 2006.

CUSIP No. 89530U105                   13G                    Page __ of___ Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gary Herman ("Herman")
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|
                                                                Joint Filer
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
  NUMBER OF       5.    SOLE VOTING POWER

   SHARES               0
                  --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER

  OWNED BY              273,500
                  --------------------------------------------------------------
    EACH          7.    SOLE DISPOSITIVE POWER

  REPORTING             0
                  --------------------------------------------------------------
   PERSON         8.    SHARED DISPOSITIVE POWER

    WITH                273,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      273,500 (1)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                |_|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.31%  (2)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

(1) Reflects (i) 273,500 shares owned by STEP. Mr. Herman is a managing member of Galloway Capital Management, LLC, the investment advisor of STEP. Mr. Herman disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by Strategic Turnaround Equity Partners, L.P. (Cayman) (except for indirect interests of therein by virtue of being a member of Galloway Capital Management LLC).

(2) On the basis of 8,257,214 shares of common stock reported by the company to be issued and outstanding as of September 30, 2006 in the company's latest quarterly Report on Firm 10-Q as filed with the securities and Exchange Commission on November 13, 2006.

CUSIP No. 89530U105                   13G                    Page __ of __ Pages

Item 1(a).  Name of Issuer:

                  Trestle Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1328 W. Baboa Blvd., Suite C, Newport Beach, CA 92661
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

                  Bruce Galloway ("Galloway")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The principal business address for Galloway is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, 10th floor, New York, New York 10019.
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  Galloway is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  89530U105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J). (1)

CUSIP No. 89530U105                   13G                    Page __ of __ Pages

Item 1(a).  Name of Issuer:

                  Trestle Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1328 W. Baboa Blvd., Suite C, Newport Beach, CA 92661
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

                  Gary Herman ("Herman")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The principal business address for Herman is c/o Galloway Capital Management, LLC, 720 Fifth Avenue, 10th floor, New York, New York 10019.
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  Herman is a citizen of the United States.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  89530U105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 89530U105            13G                    Page __ of __ Pages

Item 1(a).  Name of Issuer:

                  Trestle Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1328 W. Baboa Blvd., Suite C, Newport Beach, CA 92661
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

                  Strategic Turnaround Equity Partners, LP (Cayman) ("STEP")
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The principal business address for STEP is c/o Stuarts Corporate Services, Ltd, P.O. Box 2510 GT, 4th floor, One Cayman Financial Centre, 36A Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Island. STEP is managed by Galloway Capital Management, LLC, with its principal business address at 720 Fifth Avenue, 10th floor, New York, New York 10019.
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  STEP is a limited partnership formed under the laws of the Cayman Islands.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  89530U105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 89530U105                   13G                    Page __ of __ Pages

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

                  The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
            --------------------------------------------------------------------

      (b) Percent of class:

                  The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
            --------------------------------------------------------------------

      (c) Number of shares as to which such person has:

                  The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference.

The purpose of this Filing is to reflect (i) Strategic Turnaround Equity Partners, LP (Cayman) ("STEP") ownership of 273,500 shares of Common Stock through open market purchases. STEP used partnership funds to consummate the open market purchases; (ii) the ownership by Mr. Galloway of 388,097 shares of Common Stock; (iii) the ownership by Mr. Galloway's children of 36,000 shares of Common Stock; and (iv) the ownership by RexonGalloway Capital, LLC of 5,000 shares of Common Stock. Galloway Capital Management, LLC, a Delaware limited liability company, is the general partner of STEP. Mr. Galloway and Gary Herman, each of whom are citizens of the United States , are the managing members of Galloway Capital Management, LLC, and Mr. Galloway owns (A) a majority of the membership interests in Galloway Capital Management, LLC. Mr. Galloway owns approximately 21% of the partnership interests in STEP as of March 6, 2007.

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the classes of securities check the following |_|.

                  Not Applicable
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                  As set forth in Item 4(c), some of the shares of Common Stock covered by this Schedule 13G are owned by persons other than Galloway, none of whom, holds five percent or more of the securities reported herein.
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

                  Not Applicable
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

                  Not Applicable.
            --------------------------------------------------------------------

Item 10.    Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2007

                              Strategic Turnaround Equity Partners, LP (Cayman)
                                    By: /s/ Gary Herman
                                        ---------------
                                    Name: Gary Herman
                                    Title: Managing Member of Galloway
                                    Capital Management, LLC, the
                                    Investment Advisor of Strategic
                                    Turnaround Equity Partners, LP (Cayman)


                                    Galloway Capital Management, LLC
                                    By: /s/ Gary Herman
                                        ---------------
                                    Name: Gary Herman
                                    Title: Managing Member


                                    By: ____________________________
                                          Bruce Galloway